Exhibit (h)(113)

AMENDMENT

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of August 19, 2022 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Administration, Bookkeeping and Pricing Services Agreement between ALPS and the Trust December 29, 2011, as amended
“ALPS”	ALPS Fund Services, Inc.
“Trust”	Financial Investors Trust – Highland Resolute Fund

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.

By:	/s/Kenneth Fullerton

Name:	Kenneth Fullerton

Title:	Authorized Signatory

Financial Investors Trust

By:	/s/Lucas Foss

Name:	Lucas Foss

Title:	President

Schedule A to this Amendment

Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	The following is added to Appendix B - Services:

Rule 18f-4

a.	Extract fund and benchmark related data from portfolio accounting platform and send to risk engine for analytic processing related to Rule 18f-4
b.	Process fund and benchmark related data once per day to provide daily relative or absolute VaR testing reports to the advisor to assist in monitoring of Rule 18f-4 requirements
c.	Provide daily stress test results with conditional, historical and deterministic stress as recommended by the Rule 18f-4
d.	Provide monthly automated data feed from risk engine of N-PORT required data points related to Rule 18f-4 into N-PORT reporting platform

2.	The following is added to Appendix C:

In additional to the fees shown above, for the Rule 18f-4 services listed in an additional annual fee of $12,000 will apply.

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.
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